Form N-SAR,
Sub-Item 77I

Terms of new or amended securities

Nuveen Investment Trust
333-03715, 811-07619


On February 15, 2012, under Conformed Submission
Type 497, accession number, 0001193125-12-062482,
a copy of the final prospectus containing a description of the securities of a new series in the Trust was filed and is incorporated herein by reference as an exhibit under Sub-Item 77I of Form N-SAR.